Exhibit 10.1
MANUFACTURING SERVICES AGREEMENT
THIS AGREEMENT (the "Agreement") is effective as of March 6, 2020 (the “Effective Date”), by and between SOLITON, INC. a Delaware corporation having a principal place of business at 5304 Ashbrook Drive, Houston, TX 77081, on behalf of itself and its affiliates or subsidiaries (collectively “CUSTOMER”) and SANMINA CORPORATION, a Delaware corporation having its principal place of business at 2700 North First Street, San Jose, California 95134, on behalf of itself and its affiliates or subsidiaries (“SANMINA”). CUSTOMER and SANMINA are sometimes referred to herein as a “Party” and the “Parties.”
1.   TERM
        The initial term of this Agreement shall commence on the Effective Date and shall continue through the [***] unless sooner terminated by mutual agreement or in accordance with this Agreement. Upon the expiry of the initial term, this Agreement shall continue from year to year until one Party terminates the Agreement by giving at least thirty (30) days’ prior written notice to the other Party. Notwithstanding the foregoing, the term of this Agreement shall automatically extend to include the term of any purchase order (“Order”) issued hereunder.
2.  PRICING
a.Pricing. During the term, CUSTOMER may purchase from SANMINA the products specified by the Parties, as amended from time to time (the "Products") at the prices set forth in Exhibit A (the “Prices”). Prices (a) are in U.S. Dollars, (b) include SANMINA standard packaging, (c) exclude the items set forth in Section 2.2, and (d) are based on (i) the configuration set forth in the specifications provided to SANMINA on which SANMINA’s quotation was based (the “Specifications”) and (ii) the projected volumes, minimum run rates, and the projected inventory turns as provided in Exhibit A and other assumptions set forth in SANMINA’s quotation and/or Exhibit A. The Prices shall remain fixed for the term of the Agreement, subject to SANMINA’s right to revise Prices (x) to account for any material variations on the market prices of components, parts and raw material (collectively “Components”), including any such variations resulting from allocations or shortages or tariffs levied on the Components; (y) to account for any changes in the exchange rate between the currency in which the pricing is calculated and the currency in which SANMINA pays for its labor, overhead and Components or (z) the price adjustments set forth in Section 2.3. On the last Monday of the third month of any calendar quarter prior to the quarter of application, the Parties shall establish the exchange rates (“Contract Rates”) to be applied to the following quarter’s costs (for those costs denominated in currencies different from the currency in which the Price is denominated). The source of the Contract Rates will be the spot rates published by the Wall Street Journal or the Financial Times of London (CUSTOMER’s option) reflecting the previous day’s closing rates.
b.Exclusions from Price. Prices specifically exclude (a) export licensing of the Product and payment of broker’s fees, duties, tariffs and other similar charges; (b) taxes or charges (other than those based on net income of SANMINA) imposed by any taxing authority upon the manufacture, sale, shipment, storage, “value add” or use of the Product; and (c) setup, tooling, or non-recurring engineering activities (collectively “NRE Charges”).

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

c.Other Price Adjustments:
(a)CUSTOMER acknowledges that the Prices set forth in Exhibit A are based on the forecasted volumes provided by CUSTOMER to SANMINA and the projected inventory turns as provided in Exhibit A. In the event CUSTOMER fails to purchase Product in sufficient volumes consistent with the quoted prices, SANMINA reserves the right to bill back CUSTOMER for the difference between the Prices paid and the prices associated with such lower volumes.
(b)CUSTOMER acknowledges that the Prices are based on the Specifications and the assumptions set forth in SANMINA’s quotation and in Exhibit A. In the event SANMINA experiences an increase in cost as a result of changes in the pricing assumptions or the Specifications, SANMINA shall be entitled to the Price adjustment set forth in Section 6.1.
3.  PAYMENT TERMS/SETOFFS/CREDIT LIMIT
a.Payment Terms. Payment terms are net thirty (30) days after the date of the invoice, subject to continuing credit approval. Any pricing or quantity discrepancies must be brought to SANMINA's attention within fifteen (15) days after receiving an invoice. On any invoice not paid by the maturity date, CUSTOMER shall pay interest from maturity to date of payment at the rate of 1.5% per month. Unless otherwise stated, payment shall be made in U.S. Dollars by Electronic Funds Transfer. In the event CUSTOMER has any outstanding invoice beyond the payment term, CUSTOMER will be given two (2) business days notification prior to any stop shipments occurring.
b.Setoffs. Each Party shall be entitled at all times to set-off any amount owing from the other Party to such Party against any amount payable to the other Party from such Party, arising out of this or any other transaction. For purposes hereof, (i) the term "Party" shall include the Parties to this transaction and each Party's Affiliates and (ii) a Party's "Affiliate" shall mean any entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control by such Party, including but not limited to a Party's subsidiaries.
c.Credit Limit. CUSTOMER shall provide completed credit application to SANMINA’s Credit Department. SANMINA shall provide CUSTOMER with an initial credit limit based upon available financial information, which shall be reviewed (and, if necessary, adjusted) from time to time based upon financial updates in order to maintain a credit limit. SANMINA shall have the right to reduce the credit limit upon five (5) days’ prior written notice to CUSTOMER. In the event CUSTOMER exceeds this credit limit, SANMINA shall have the right to stop shipments of Product to CUSTOMER and stop loading new Orders and Forecasts until CUSTOMER makes a sufficient payment to bring its account within the credit limit provided.
d.Security Interest. CUSTOMER grants SANMINA a security interest in the Products delivered to CUSTOMER until CUSTOMER has paid for the Products and all Product-related charges. CUSTOMER agrees to promptly execute any documents requested by SANMINA to perfect and protect such security interest, provided however, that any such security interest shall be subordinate to any security interests in CUSTOMER’S inventory existing at the time of invoice.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

e.CUSTOMER guarantees the obligations of each of its Affiliates and any other company that places Orders or Forecasts pursuant to this Agreement, and agrees to be jointly liable for such obligations.
1.PURCHASE ORDERS/FORECAST/RESCHEDULE
a.Purchase Orders.
(a)CUSTOMER will issue to SANMINA specific Orders for Product covered by this Agreement. Each Order shall be in the form of a written or electronic communication and shall contain the following information: (i) the part number of the Product; (ii) the quantity of the Product; (iii) the delivery date or shipping schedule; (iv) the location to which the Product is to be shipped; and (v) transportation instructions. Each Order shall contain a number for billing purposes, and may include other instructions and terms (provided that such terms do not conflict with this Agreement) as may be appropriate under the circumstances.
(b)All Orders shall be confirmed by SANMINA within five (5) business days of receipt. If SANMINA does not accept or reject the Order within the five-day period, the Order shall be deemed rejected by SANMINA unless SANMINA has commenced performance, in which case the Order shall be deemed accepted to the extent of such performance. In the event SANMINA is unable to meet the delivery schedule set forth in a proposed Order, or finds the schedule or Order to be unacceptable for some other reason, the Parties shall negotiate in good faith to resolve the disputed matter(s).
b.Forecast; Minimum Buys; Excess and Obsolete Inventory.
(a)Initial Forecast. Ninety days (90) before the expected delivery date of the first Products, CUSTOMER shall provide SANMINA with (i) an initial ninety (90) day firm Order and (ii) a forecast for Product requirements (in monthly buckets) for an additional nine (9) months (“Forecast”). All Orders shall be binding and may be rescheduled only in accordance with Section 4.2(d), or cancelled upon payment of (1) the purchase price of the Product (if the cancellation is made within 30 days of the scheduled delivery date) or (2) the amounts set forth in Section 4.2(f) (if cancellation is made outside of such 30-day period). SANMINA shall make purchase commitments (including purchase commitments for Long Lead-time Components) to its Component suppliers (“Vendors”) based upon the Order and Forecast, and CUSTOMER shall be responsible for all such Components purchased in support of CUSTOMER’s then-current Forecast. For all other purposes, however, the Forecast shall be non-binding.
(b)Subsequent Forecasts. On the first business day of each calendar month after the initial Order and Forecast, the first Forecast month shall automatically become part of the Order, a new Forecast month shall be added, and a new firm Order issued, so that a rolling Order of ninety (90) days is always maintained.
(c)MRP Process.
1.SANMINA shall take the Order and Forecast and generate a Master Production Schedule (“MPS”) for a twelve-month period in accordance with the process described in this Section. The MPS shall define the master plan on which SANMINA shall base its procurement, internal capacity projections and commitments. SANMINA shall use

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

CUSTOMER’s Order to generate the first three (3) months of the MPS and shall use CUSTOMER’s Forecast to generate the subsequent nine (9) months of the MPS.
2.SANMINA shall process the MPS through industry-standard software that will break down CUSTOMER’s Product requirements into Component requirements. When no Product testing (in-circuit or functional testing) is required by CUSTOMER, SANMINA will use commercially reasonable efforts to schedule delivery of all Components to SANMINA eleven business days before the Products are scheduled to ship to CUSTOMER; in the event Product testing is required, SANMINA will use commercially reasonable efforts to schedule delivery of all Components to SANMINA sixteen (16) business days before the Products are scheduled to ship to CUSTOMER.
3.SANMINA will release (launch) purchase orders to Vendors (including other SANMINA facilities) prior to the anticipated date that the Components are needed at SANMINA. The date on which these orders are launched will depend on the lead time determined between the Vendor and SANMINA and SANMINA’s manufacturing or materials planning systems.
4. A list of all Components with lead times greater than ninety days (or the Order period, if the Order period is less than ninety days) (“Long Lead-time Components”) is set forth in Exhibit B to this Agreement and/or has previously been provided to CUSTOMER. SANMINA shall use reasonable efforts to update the list of Long Lead-time Components every quarter and present an updated list of Long Lead-time Components to CUSTOMER at the time SANMINA presents the CUSTOMER with the Excess List and Obsolete List described in Section 4.2(e). Each revised Long Lead-time Item list shall be deemed an amendment to Exhibit B, whether or not it has been formally designated as such. In the event SANMINA fails to present an updated list of Long Lead-time Components, (i) the Parties shall continue to rely on the preceding list (as updated in writing by the Parties) and (ii) CUSTOMER will accept responsibility for Long Lead-time Components ordered outside the lead-times set forth in the list provided that SANMINA can demonstrate to CUSTOMER’s reasonable satisfaction that such Components were ordered in accordance with the then-current Vendor lead-times. (CUSTOMER acknowledges that lead-times constantly change and that SANMINA might not always be able to present CUSTOMER with a current Long Leadtime Component List).
5.CUSTOMER acknowledges that SANMINA will order Components in quantities sufficient to support CUSTOMER’s Forecast.
6.CUSTOMER acknowledges that SANMINA may be required to order Components in accordance with the various minimum buy quantities, tape and reel quantities, and multiples of packaging quantities required by the Vendor. In addition, CUSTOMER acknowledges that there may be a lag time between any CUSTOMER cancellation and the cancellation of the Components required to support production.
7.CUSTOMER acknowledges that the Vendor leadtimes can be significant, and understands that it is possible for SANMINA to have Components on order which would support the last week of CUSTOMER’s Forecast.
(d)Reschedule. CUSTOMER may reschedule all or part of a scheduled delivery (per Order or Forecast) one (1) time per quarter (for a maximum of two (2) quarters) for a period not to exceed forty-five (45) days in accordance with the table below. At the end of this

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

forty-five day period, CUSTOMER shall either accept delivery of rescheduled finished units and/or pay SANMINA’s Delivered Cost (as defined in Section 4.2(e)) associated with rescheduled units not yet built.

Days Before P.O. Delivery Date	Percentage Reschedule Allowance
0 – 30	No Change
31 – 60	15%
61-90	30%
> 90	100%

        SANMINA shall use reasonable commercial efforts to accommodate any upside schedule changes beyond the firm Order periods.
        (e) Excess and Obsolete Inventory.
(i)For the purpose of this Agreement,
1.“Delivered Cost” shall mean SANMINA’s quoted cost of Components as stated on the bill of materials, [***].
2.“Excess Components” means (a) the Components that SANMINA has on hand, which have been ordered, manufactured, or acquired (in accordance with the requirements of this Section 4) based on CUSTOMER’s then-current Forecast or Orders, but for which CUSTOMER has no demand in the ninety day period following the end of each calendar quarter, and/or (b) inventory that is in excess of the quantity required to maintain the agreed to inventory turns per Exhibit A.
3.”Obsolete Components” means: the quantity of Components that SANMINA has on hand, which have been ordered, manufactured, or acquired (in accordance with the requirements of this Section 4) based on CUSTOMER’s then-current Forecast or Order, but which SANMINA no longer requires as a result of (i) CUSTOMER’s announcement or notification that the Product into which such Component is incorporated has reached its end of life (“EOL”), (ii) a change in the specification the Product into which the Component is incorporated as a result of an Engineering Change Notice or otherwise; or (iii) Section 4.2(e)(vii) below.
(ii)Within five (5) business days after receiving CUSTOMER’s first Forecast or Order of the first month following the end of each calendar quarter (but no later than the fifteenth business day following the end of each of SANMINA’s calendar quarters), SANMINA shall advise CUSTOMER in writing of any Excess Components and their Delivered Cost (the “Excess List”). Notwithstanding the foregoing, SANMINA’s failure to timely provide the Excess List to CUSTOMER shall not affect CUSTOMER’s obligations hereunder.
(iii)Within five (5) business days of receiving SANMINA’s Excess List, CUSTOMER shall advise SANMINA of any Component on the Excess List that it believes is not excess, and the Parties shall work together in good faith to resolve any outstanding issues.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

(iv)Within two (2) business days of CUSTOMER’s issuance of its response to the Excess List, CUSTOMER and SANMINA will agree on the disposition of the Excess List on a part number-by-part number basis (hereafter the “Mutually Agreed Excess”) and shall enter into transactions as defined below to settle the Mutually Agreed Excess.
(v)Within eight (8) business days of the Parties’ agreement on the Mutually Agreed Excess, CUSTOMER will pay SANMINA the amount equal to the Mutually Agreed Excess. SANMINA will credit these funds to the CUSTOMER’s “Offset Inventory Reserve Account” which has been established under this Section 4.
(vi)The Parties shall use the processes set forth in sections (i) through (v) above at the end of each calendar quarter to determine the “new” Mutually Agreed Excess for the end of each subsequent calendar quarter. The Parties will then compare the prior quarter’s Offset Inventory Reserve Account with the “new” Mutually Agreed Excess amount. If the new Mutually Agreed Excess is greater than the Offset Inventory Reserve Account, then CUSTOMER shall, within ten (10) business days, pay the difference to SANMINA, who shall credit the funds to the Offset Reserve Account. If the new Mutually Agreed Excess is less than the Offset Inventory Reserve Account, then SANMINA shall, within ten (10) business days, refund the difference to CUSTOMER.
(vii)Excess Components shall be kept in the offset inventory reserve account for a maximum period of six months, at which time such Excess Components will be deemed to be Obsolete Components, and handled in accordance with Section 4.2(e)(viii) below.
(viii)
1.Within five (5) business days after receiving CUSTOMER’s first Forecast or Order of the first month following the end of each calendar quarter (but no later than the fifteenth business day following the end of each of SANMINA’s calendar quarters), SANMINA shall advise CUSTOMER in writing of any Obsolete Components and their Delivered Cost (the “Obsolete List”). The Obsolete List shall include all former Excess Components which have been deemed Obsolete Components in accordance with Section 4.2(e)(vii) above. Notwithstanding the foregoing, SANMINA’s failure to timely provide the Obsolete List to CUSTOMER shall not affect CUSTOMER’s obligations hereunder.
b. To the extent that any of the amount in the CUSTOMER’s Offset Inventory Reserve Account relates to any Obsolete Component (e.g., the Obsolete Component was formerly included in the Excess List, and CUSTOMER included that Component in its funding of the Offset Inventory Reserve Account), SANMINA shall debit the Offset Inventory Reserve Account in the amount of the Delivered Cost of such Component. In the event the CUSTOMER’s Offset Inventory Reserve Account does not include funding for any Obsolete Component (e.g., the Component was recently rendered obsolete as a result of a design change), SANMINA shall invoice CUSTOMER for the Delivered Cost of the Obsolete Component, CUSTOMER shall pay SANMINA’s invoice within twenty (20) business days after the date of invoice. SANMINA will ship or dispose of the Obsolete Component in accordance with the CUSTOMER’s instructions.
        (f) Customer Component Liability. CUSTOMER acknowledges that it shall be financially liable for all Components ordered in accordance with this Section. Specifically, CUSTOMER’s Component Liability shall be equal to SANMINA’s Delivered Cost of all

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

Components ordered in support of any Order or Forecast, including any excess Components resulting from any minimum buy quantities, tape and reel quantities, and multiples of packaging quantities required by the Vendor less the actual cost (per the bill of materials) of those Components which are returnable to Vendor (less any cancellation or restocking charges). At CUSTOMER’s request, SANMINA shall use commercially reasonable efforts to minimize CUSTOMER’s Component Liability by attempting to return Components to the Vendor; provided, however, that SANMINA shall not be obligated to attempt to return to Vendor Components which are, in the aggregate, worth less than $1,000.
        (g) Supplier Managed Inventory Program. CUSTOMER acknowledges that the concept of "purchase commitments to a Vendor” (as used in Section 4.2(a) and elsewhere in this Agreement) includes not only SANMINA purchase orders issued to Vendors, but also forecasts (which are based on CUSTOMER’s Forecasts) provided to Vendors in accordance with SANMINA's Supplier Managed Inventory Program ("SMI Program"). Under the SMI Program, SANMINA provides Vendors with forecasts of anticipated Component requirements, and the Vendor is obligated to supply SANMINA with all forecasted Components, but SANMINA does not issue Vendor a purchase order until the Component is actually required by SANMINA for production. However, under the SMI Program, SANMINA is obligated to either consume a sufficient level of the forecasted Components or pay the Vendor for a certain level of unused Components. For the purpose of this Agreement, CUSTOMER's Component Liability (pursuant to 4.2(f) above) shall include the cost of any required Vendor payments under the SMI Program as well as any Components actually ordered from the Vendors based on CUSTOMER's Forecast.
8.DELIVERY AND ACCEPTANCE
a.Delivery. All Product shipments (including shipments made in accordance with Section 7 “Warranty”) shall be FCA SANMINA's facility of manufacture or repair (Incoterms 2010). Title to and risk of loss or damage to the Product shall pass to CUSTOMER upon SANMINA’s tender of the Product to the common carrier. SANMINA will clear shipments for export and CUSTOMER shall be the importer of record for all shipments of Products, including any repaired or replacement Products. SANMINA shall mark, pack, package, crate, transport, ship and store Product to ensure (a) delivery of the Product to its ultimate destination in safe condition, (b) compliance with all requirements of the carrier and destination authorities, and (c) compliance with any special instructions of CUSTOMER. SANMINA shall use commercially reasonable efforts to deliver the Products on the agreed-upon delivery dates and shall notify CUSTOMER of any anticipated delays; provided, however that SANMINA shall not be liable for any failure to meet CUSTOMER delivery dates and/or any failure to give notice of anticipated delays.
b.Acceptance. Acceptance of the Product shall occur no later than fifteen (15) days after shipment of Product and shall be based solely on whether the Product passes a mutually agreeable acceptance test procedure or inspection designed to demonstrate compliance with the Specifications. Product cannot be rejected based on criteria that were unknown to SANMINA or based on test procedures that SANMINA has not approved or does not conduct. Notwithstanding anything to the contrary, Product shall be deemed accepted if not rejected within this fifteen-day period. Once a Product is accepted, all Product returns shall be handled in accordance with Section 7 (Warranty). Prior to returning any rejected Product, CUSTOMER shall obtain a Return Material Authorization (“RMA”) number from SANMINA, and shall return such Product in accordance with SANMINA’s instructions; CUSTOMER shall specify the reason for such

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

rejection in all RMA’s. In the event a Product is rejected, SANMINA shall have a reasonable opportunity to cure any defect which led to such rejection.
9.CHANGES
a.General. CUSTOMER may upon sufficient notice make changes within the general scope of this Agreement. Such changes may include, but are not limited to changes in (1) drawings, plans, designs, procedures, Specifications, test specifications or bill of material (“BOM”), (2) methods of packaging and shipment, (3) quantities of Product to be furnished, (4) delivery schedule, or (5) Customer-Furnished Items. All changes other than changes in quantity of Products to be furnished shall be requested pursuant to an Engineering Change Notice (“ECN”) and finalized in an Engineering Change Order (“ECO”). If any such change causes either an increase or decrease in SANMINA's cost or the time required for performance of any part of the work under this Agreement (whether changed or not changed by any ECO) the Prices and/or delivery schedules shall be adjusted in a manner which would adequately compensate the Parties for such change.
b.ECN’s. SANMINA will respond to one ECN request per month without a non-recurring administrative fee; responses to additional ECN's will incur an administrative fee of $1,000 each. Within five (5) business days after an ECN is received, SANMINA shall advise CUSTOMER in writing (a) of any change in Prices or delivery schedules resulting from the ECN and (b) the purchase price of any Finished Product, Work-in-Process (including value-add and applicable mark-ups), and the Delivered Cost of any Component rendered excess or obsolete as a result of the ECN (collectively the “ECN Charge”). Unless otherwise stated, ECN Charges are valid from thirty (30) days from the date of the ECN Charge.
c.ECO’s. In the event CUSTOMER desires to proceed with the change after receiving the ECN Charge pursuant to Section 6.2, CUSTOMER shall advise SANMINA in writing and shall immediately pay the portion of the ECN Charge set forth in Section 6.2(b). In the event CUSTOMER does not desire to proceed with the Change after receiving the ECN Charge, it shall so notify SANMINA. In the event SANMINA does not receive written confirmation of CUSTOMER’s desire to proceed with the change within thirty days after SANMINA provides CUSTOMER with the ECN Charge, the ECN shall be deemed cancelled.
10.WARRANTY
a.SANMINA Warranty. SANMINA warrants that, for a period of one year from the date of manufacture of the Product, the Product will be free from defects in workmanship. Products shall be considered free from defects in workmanship if they are manufactured in accordance with the latest version of IPC-A-600 or IPC-A-610 and successfully complete any mutually agreed product acceptance test. SANMINA shall, at its option and at its expense (and as CUSTOMER’s sole and exclusive remedy for breach of any warranty), repair, replace or issue a credit for Product found defective during the warranty period. In addition, SANMINA will pass on to CUSTOMER all Vendors’ (and manufacturers’) Component warranties to the extent that they are transferable, as well as manage such warranties on CUSTOMER’s behalf, but does not independently warrant Components. All warranty obligations will cease upon the earlier of the expiration of the warranty period set forth above or the return (at CUSTOMER’s request) of any test equipment or test fixtures. ALL CLAIMS FOR BREACH OF WARRANTY MUST BE RECEIVED BY SANMINA NO LATER THAN THIRTY (30) DAYS AFTER THE EXPIRATION OF THE WARRANTY PERIOD.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

b.RMA Process. SANMINA shall concur in advance on all Products to be returned for repair or rework. CUSTOMER shall obtain a RMA number from SANMINA prior to return shipment. All returns shall state the specific reason for such return, and will be processed in accordance with SANMINA's RMA process. SANMINA shall pay all transportation costs for valid returns of the Products to SANMINA and for the shipment of the repaired or replacement Products to CUSTOMER, and shall bear all risk of loss or damage to such Products while in transit; CUSTOMER shall pay these charges, plus a handling charge, for invalid or “no defect found” returns. Any repaired or replaced Product shall be warranted as set forth in this Section for a period equal to the greater of (i) the balance of the applicable warranty period relating to such Product or (ii) sixty (60) days after it is received by CUSTOMER. Notwithstanding the foregoing language in paragraph 7.2, CUSTOMER is required to inspect 100% of certain returned units. SANMINA and Customer shall negotiate in good faith in an effort to reach a separate agreement for the inspection, troubleshooting (where a defect is found) and ultimate disposal of all returned units. All cost associated with the inspection, troubleshooting and disposal of such units shall be the responsibility of CUSTOMER, except where otherwise provided herein (such as a catastrophic failure).

c.Exclusions from Warranty. This warranty does not include Products that have defects or failures resulting from (a) CUSTOMER's design of Products including, but not limited to, design functionality failures, specification inadequacies, failures relating to the functioning of Products in the manner for the intended purpose or in the specific CUSTOMER's environment; (b) accident, disaster, neglect, abuse, misuse, improper handling, testing, storage or installation including improper handling in accordance with static sensitive electronic device handling requirements; (c) alterations, modifications or repairs by CUSTOMER or third parties or (d) defective CUSTOMER-provided test equipment or test software. CUSTOMER bears all design responsibility for the Product.
d.Remedy. THE SOLE REMEDY UNDER THIS WARRANTY SHALL BE THE REPAIR, REPLACEMENT OR CREDIT FOR DEFECTS AS STATED ABOVE. THIS WARRANTY IS IN LIEU OF ANY OTHER WARRANTIES EITHER EXPRESS OR IMPLIED. SANMINA DOES NOT MAKE ANY WARRANTIES REGARDING MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE, AND SPECIFICALLY DISCLAIMS ANY SUCH WARRANTY, EXPRESS OR IMPLIED. COMPLIANCE WITH “ROHS”, “WEEE”, “REACH” AND OTHER ENVIRONMENTAL LEGISLATION WORLDWIDE SHALL BE AS AGREED BY THE PARTIES.
11.CUSTOMER FURNISHED EQUIPMENT AND COMPONENTS
a.Customer-Furnished Items. CUSTOMER shall provide SANMINA with the Product design and related specifications, applicable regulatory requirements, equipment, tooling, Components or documentation set forth in Exhibit C (collectively the “Customer-Furnished Items”). CUSTOMER hereby represents and warrants that the Customer-Furnished Items are or will be fit for the purposes CUSTOMER intends, meet all applicable regulatory requirements, and will be delivered to SANMINA in a timely manner. Documentation (including BOM’s, drawings and artwork) shall be current and complete. CUSTOMER shall be responsible for schedule delay, reasonable inventory carrying charges, and allocated equipment down time charges associated with the incompleteness, late delivery or non-delivery of Customer-Furnished Items.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

b.Care of Customer-Furnished Items. All Customer-Furnished Items shall remain the property of CUSTOMER. SANMINA shall clearly identify all Customer-Furnished Items by an appropriate tag and shall utilize such Customer-Furnished Items solely in connection with the manufacture of CUSTOMER’s Product. SANMINA shall not make or allow modifications to be made to Customer-Furnished Items without CUSTOMER’s prior written consent. SANMINA shall be responsible for reasonable diligence and care in the use and protection of any Customer-Furnished Items and routine maintenance of any Customer-Furnished equipment, but shall not be responsible for repairs or replacements (including servicing and calibration to the equipment) unless such failure was caused by SANMINA’s negligence or willful misconduct. Provided that CUSTOMER is current in its payments to SANMINA, all Customer-Furnished Items shall be returned to CUSTOMER at CUSTOMER's expense upon request. SANMINA’s production and warranty obligations which require the utilization of the returned Customer-Furnished Items will cease upon SANMINA’s fulfillment of CUSTOMER’s request.
c.Customer-Furnished Components. Customer-furnished Components shall be handled in accordance with the applicable SANMINA manufacturing facility’s procedures regarding Customer-Furnished Material.
12.INDEMNIFICATION AND LIMITATION OF LIABILITY
a.SANMINA’s Indemnification. SANMINA shall indemnify, defend, and hold CUSTOMER and CUSTOMER's affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the “Customer-Indemnified Parties”) harmless from all third party demands, claims, actions, causes of action, proceedings, suits, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) of every kind (“Claim(s)” (i) based upon personal injury or death or injury to property (other than damage to the Product itself, which is handled in accordance with Section 7 “Warranty”) to the extent caused by the negligent or willful acts or omissions of SANMINA or its officers, employees, subcontractors or agents, and/or (ii) arising from or relating to any actual or alleged infringement or misappropriation of any patent, trademark, mask work, copyright, trade secret, or any actual or alleged violation of any other intellectual property rights arising from or in connection with SANMINA’s manufacturing processes.
b.CUSTOMER’s Indemnification. CUSTOMER shall indemnify, defend, and hold SANMINA and SANMINA's affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the “SANMINA-Indemnified Parties”) harmless from all third party Claims (i) based upon personal injury or death or injury to property to the extent caused by a defective Product (other than Claims covered by Section 9.1), or by the negligent or willful acts or omissions of CUSTOMER or its officers, employees, subcontractors or agents, and/or (ii) arising from or relating to any actual or alleged infringement or misappropriation of any patent, trademark, mask work, copyright, trade secret or any actual or alleged violation of any other intellectual property rights arising from or in connection with the Products, except to the extent that infringement occurs as a result of use by CUSTOMER of SANMINA’s manufacturing processes.
c.Procedure. A Party entitled to indemnification pursuant to this Section (the "Indemnitee") shall promptly notify the other Party (the "Indemnitor") in writing of any Claims covered by this indemnity. Promptly after receipt of such notice, the Indemnitor shall assume the defense of such Claim with counsel reasonably satisfactory to the Indemnitee. If the Indemnitor

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

fails, within a reasonable time after receipt of such notice, to assume the defense with counsel reasonably satisfactory to the Indemnitee or, if in the reasonable judgment of the Indemnitee, a direct or indirect conflict of interest exists between the Parties with respect to the Claim, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such Claim for the account and at the expense of the Indemnitor. Notwithstanding the foregoing, if the Indemnitee in its sole judgment so elects, the Indemnitee may also participate in the defense of such action by employing counsel at its expense, without waiving the Indemnitor's obligation to indemnify and defend. The Indemnitor shall not compromise any Claim (or portions thereof) or consent to the entry of any judgment without an unconditional release of all liability of the Indemnitee as to each claimant or plaintiff.
d.Limitation of Liability. WITH THE EXCEPTION OF INDEMNITY OBLIGATIONS UNDER SECTIONS 9.1 AND 9.2, OR BREACHES OF SECTION 13 (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES, OR ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. For the purpose of this Section, both lost profits and damages resulting from value added to the Product by CUSTOMER shall be considered consequential damages. IN NO EVENT WILL SANMINA BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCT BY CUSTOMER. [***] (THE “CAP”). THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. NOTWITHSTANDING THE FOREGOING, THE CAP SHALL NOT APPLY TO LIMIT CUSTOMER’S OBLIGATIONS FOR PAYMENTS IN ACCORDANCE WITH SECTIONS 3, 4, OR 10, OR THE COST OF WARRANTY REMEDIES IN ACCORDAINCE WITH SECTION 7. THE LIMITATIONS SET FORTH IN THIS SECTION SHALL APPLY WHERE THE DAMAGES ARISE OUT OF OR RELATE TO THIS AGREEMENT.
13.TERMINATION
a.Termination for Cause. Subject to Section 10.4, either Party may terminate this Agreement or an Order hereunder for default if the other Party materially breaches this Agreement; provided, however, no termination right shall accrue until thirty (30) days after the defaulting Party is notified in writing of the material breach and has failed to cure or give adequate assurances of performance within the thirty (30) day period after notice of material breach. The Parties agree that it is not the intent of the cure period to leverage any extension of the agreed payment terms.
b.Termination for Convenience. Subject to Section 10.4, CUSTOMER may terminate this Agreement for any reason upon thirty (30) days’ prior written notice and may terminate any Order hereunder for any reason upon one hundred and twenty (120) days’ (before scheduled shipment) prior written notice. Subject to Section 10.4, SANMINA may terminate this Agreement for any reason upon ninety (90) days’ notice.
c.Termination by Operation of Law. Subject to Section 10.4, this Agreement shall immediately and automatically terminate should either Party (a) become insolvent; (b) enter into or file a petition, arraignment or proceeding seeking an order for relief under the bankruptcy laws of its respective jurisdiction; (c) enter into a receivership of any of its assets or (d) enter into a dissolution or liquidation of its assets or an assignment for the benefit of its creditors.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

d.Consequences of Termination.
a. Termination for Reasons other than SANMINA’s Breach. In the event this Agreement or an Order hereunder is terminated for any reason other than a breach by SANMINA (including but not limited to a force majeure or termination for convenience), CUSTOMER shall pay SANMINA, termination charges equal to (1) the contract price for all finished Product existing at the time of termination; (2) SANMINA’s cost (including labor, Components and applicable mark-ups per the pricing model) for all work in process; and (3) CUSTOMER’s Component Liability pursuant to Section 4.2(f).
b. Termination Resulting from SANMINA’s Breach. In the event CUSTOMER terminates this Agreement or any Order hereunder as a result of a breach by SANMINA, CUSTOMER shall pay SANMINA termination charges equal to (1) the contract price for all finished Product existing at the time of termination; (2) SANMINA’s cost (including labor, Components) for all work in process; and (3) CUSTOMER’s Component Liability pursuant to Section 4.2(f); provided, however, that for the purposes of this subsection only, CUSTOMER’s Component Liability shall be calculated exclusive of any markup. SANMINA remains liable to CUSTOMER for damages pursuant to this Agreement.
14.QUALITY
a.Specifications. Product shall be manufactured by SANMINA in accordance with the Specifications, as modified via written ECO’s in accordance with this Agreement. Neither Party shall make any change to the Specifications, to any Components described therein, or to the Products (including, without limitation, changes in form, fit, function, design, appearance or place of manufacture of the Products or changes which would affect the reliability of any of the Products) unless such change is made in accordance with Section 6.1. Notwithstanding the foregoing, SANMINA shall be permitted to make changes in its manufacturing process at any time, so long as such changes do not affect the form, fit, or function of the Products.
b.Content of Specifications. The Specifications shall include, but shall not be limited to (i) detailed electrical, mechanical, performance and appearance specifications for each model of Product, (ii) the BOM; (iii) tooling specifications, along with a detailed description of the operation thereof, (iv) art work drawings, (v) Component specifications, (vi) Vendor cross references.
c.Components. SANMINA shall use in its production of Products such Components of a type, quality, and grade specified by CUSTOMER to the extent CUSTOMER chooses to so specify, and shall purchase Components only from Vendors appearing on CUSTOMER’s approved vendor list (“AVL”); provided, however, that in the event SANMINA cannot purchase a Component from a Vendor on CUSTOMER’s AVL for any reason, SANMINA shall be able to purchase such Component from an alternate Vendor, subject to CUSTOMER’s prior written approval, which approval shall not be unreasonably withheld or delayed. SANMINA shall use commercially reasonable efforts to manage all Vendors, but shall not be responsible for any Component (including the failure of any Component to comply with the Specifications). Within the first year of this Agreement, CUSTOMER will use reasonable efforts to approve SANMINA as an AVL Vendor for all Components manufactured by SANMINA.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

d.Quality Specifications. SANMINA shall comply with the quality specifications set forth in its Quality Manual, incorporated by reference herein, a copy of which is available from SANMINA upon request.
e.Inspection of Facility. Upon reasonable advance written notice and, upon SANMINA’s request the execution of an appropriate nondisclosure agreement, CUSTOMER may inspect the Products and Components held by SANMINA for CUSTOMER at SANMINA’s facilities during SANMINA’s regular business hours, provided that such inspection does not unduly affect SANMINA’s operations. CUSTOMER and its representatives shall observe all security and handling measures of SANMINA while on SANMINA’s premises. CUSTOMER and its representatives acknowledge that their presence on SANMINA’s property is at their sole risk.
15.FORCE MAJEURE
a.Force Majeure Event. For purposes of this Agreement, a “Force Majeure Event" shall mean (i) the occurrence of unforeseen circumstances beyond a Party’s control and without such Party’s negligence or intentional misconduct, including, but not limited to, any act by any governmental authority, act of war, natural disaster, strike, boycott, embargo, shortage, riot, lockout, labor dispute, civil commotion and (ii) the failure of a Vendor to timely deliver a Component to SANMINA (unless the Vendor’s failure to timely deliver directly results from SANMINA’s failure to order the Component).
b.Notice of Force Majeure Event. Neither Party shall be responsible for any failure to perform due to a Force Majeure Event provided that such Party gives notice to the other Party of the Force Majeure Event as soon as reasonably practicable, but not later than five (5) days after the date on which such Party knew or should reasonably have known of the commencement of the Force Majeure Event, specifying the nature and particulars thereof and the expected duration thereof; provided, however, that the failure of a Party to give notice of a Force Majeure Event shall not prevent such Party from relying on this Section except to the extent that the other Party has been prejudiced thereby.
c.Termination of Force Majeure Event. The Party claiming a Force Majeure Event shall use reasonable efforts to mitigate the effect of any such Force Majeure Event and to cooperate to develop and implement a plan of remedial and reasonable alternative measure to remove the Force Majeure Event; provided, however, that neither Party shall be required under this provision to settle any strike or other labor dispute on terms it considers to be unfavorable to it. Upon the cessation of the Force Majeure Event, the Party affected thereby shall immediately notify the other Party of such fact, and use its best efforts to resume normal performance of its obligations under the Agreement as soon as possible.
d.Limitations. Notwithstanding that a Force Majeure Event otherwise exists, the provisions of this Section shall not excuse (i) any obligation of either Party, including the obligation to pay money in a timely manner for Product actually delivered or other liabilities actually incurred, that arose before the occurrence of the Force Majeure Event causing the suspension of performance; or (ii) any late delivery of Product, equipment, materials, supplies, tools, or other items caused solely by negligent acts or omissions on the part of such Party.
e.Termination for Convenience. In the event a Party fails to perform any of its obligations for reasons defined in this Section 12 for a cumulative period of ninety (90) days or

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

more from the date of such Party’s notification to the other Party then the other Party at its option may extend the corresponding delivery period for the length of the delay, or terminate this Agreement for Convenience in accordance with Section 10.2.
16.CONFIDENTIALITY
a.Definitions. For the purpose of this Agreement,
(a)"Confidential Information" means information (in any form or media) regarding a Party’s customers, prospective customers (including lists of customers and prospective customers), methods of operation, engineering methods and processes (include any information which may be obtained by a Party by reverse engineering, decompiling or examining any software or hardware provided by the other Party under this Agreement), programs and databases, patents and designs, billing rates, billing procedures, vendors and suppliers, business methods, finances, management, or any other business information relating to such Party (whether constituting a trade secret or proprietary or otherwise) which has value to such Party and is indicated by such Party as being confidential; provided, however, that Confidential Information does not include information that (i) is known to the other Party prior to receipt from the Disclosing Party hereunder, which knowledge shall be evidenced by written records, (ii) is independently developed as evidenced by written records, (iii) is or becomes in the public domain through no breach of this Agreement, or (iv) is received from a third party without breach of any obligation of confidentiality.
(b)"Person" shall mean and include any individual, partnership, association, corporation, trust, unincorporated organization, limited liability company or any other business entity or enterprise.
(c)“Representative” shall mean a Party’s employees, agents, or representatives, including, without limitation, financial advisors, lawyers, accountants, experts, and consultants.
b.Nondisclosure Covenants.
(a)In connection with this Agreement, each Party (the “Disclosing Party”) may furnish to the other Party (the “Receiving Party”) or its Representatives certain Confidential Information. For a period of three (3) years from the date of the last disclosure under this Agreement, the Receiving Party (a) shall maintain as confidential all Confidential Information disclosed to it by the Disclosing Party, (b) shall not, directly or indirectly, disclose any such Confidential Information to any Person other than (i) those Representatives of the Receiving Party whose duties justify the need to know such Confidential Information and then only after each Representative has agreed to be bound by this Confidentiality Agreement and clearly understands the obligation to protect the confidentiality of such Confidential Information and to restrict the use of such Confidential Information or (ii) if SANMINA is the Receiving Party, a third party Vendor for the purpose of obtaining price quotations, and (c) shall treat such Confidential Information with the same degree of care as it treats its own Confidential Information (but in no case with less than a reasonable degree of care).
(b)The disclosure of any Confidential Information is solely for the purpose of enabling each Party to perform under this Agreement, and the Receiving Party shall not use any Confidential Information disclosed by the Disclosing Party for any other purpose.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

(c)Except as otherwise set forth in this Agreement, all Confidential Information supplied by the Disclosing Party shall remain the property of the Disclosing Party, and will be promptly returned by the Receiving Party upon written request except return of electronic copies retained for backup, disaster recovery, or business continuity and in such case the obligations hereunder shall survive until such copies are destroyed pursuant to retention policies.
(d)If the Receiving Party or its Representative is requested or becomes legally compelled to disclose any of the Confidential Information, it will provide the Disclosing Party with prompt written notice. If a protective order or other remedy is not obtained, then only that part of the Confidential Information that is legally required to be furnished will be furnished, and reasonable efforts will be made to obtain reliable assurances of confidentiality.
c.Injunctive Relief Authorized. Any material breach of this Section by a Party or its Representatives may cause irreparable injury and the non-breaching Party may be entitled to equitable relief, including injunctive relief and specific performance, in the event of a breach. The above will not be construed to limit the remedies available to a Party. In addition, the prevailing Party will be entitled to be reimbursed for all of its reasonable attorneys' fees and expenses at all levels of proceedings and for investigations, from the non-prevailing Party.
d.No Publicity. Each Party agrees not to publicize or disclose the existence or terms of this Agreement to any third party without the prior consent of the other Party except as required by law (in which case, the Party seeking to disclose the information shall give reasonable notice to the other Party of its intent to make such a disclosure). Neither Party shall make any press release or similar public statement without the prior consent of the other Party.
17.INSURANCE
SANMINA agrees to maintain during the term of this Agreement (a) Workers’ Compensation insurance as prescribed by the law of the state in which SANMINA’s services are performed; (b) Employer’s Liability insurance with limits of at least [***]; (c) Commercial Automobile Liability insurance if the use of motor vehicles is required, with limits of at least [***]; (d) Commercial General Liability insurance, including blanket contractual liability and broad form property damage, with limits of at least [***]; and (e) Commercial General Liability insurance endorsed to include Products Liability and Completed Operations coverage in the amount of [***]. SANMINA shall furnish to CUSTOMER upon request certificates or evidence of the foregoing insurance indicating the amount and nature of such coverage and the expiration date of each policy. Each Party agrees that it, its insurer(s) and anyone claiming by, through, under or in its behalf shall have no claim, right of action or right of subrogation against the other Party and the other Party’s affiliates, directors, officers, employees and customers based on any loss or liability insured against under the insurance required by this Agreement.
18.MISCELLANEOUS
a.Integration Clause. This Agreement (including the Exhibits and Schedules to this Agreement) constitutes the entire agreement of the Parties, superseding all previous Agreements covering the subject matter. This Agreement shall not be changed or modified except by written agreement, specifically amending, modifying and changing this Agreement, signed by authorized representatives of CUSTOMER and SANMINA.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

b.Order of Precedence. All quotations, Orders, acknowledgments and invoices issued pursuant to this Agreement are issued for convenience of the Parties only and shall be subject to the provisions of this Agreement and the Exhibits hereto. The Parties expressly reject any pre-printed terms and conditions of any Order, acknowledgment, or any other form document of either Party other than the specific terms set forth in Section 4.1(a)(i)-(v) shall be deemed deleted and such pre-printed terms and conditions shall be of no effect whatsoever. No modification to this Agreement, the Exhibits or any Order shall be valid without the prior written consent of the authorized representatives of SANMINA and CUSTOMER.
c.Assignment. Neither this Agreement nor any rights or obligations hereunder shall be transferred or assigned by either Party without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed. This Agreement may be assigned in whole or in part by either Party to any Affiliate of such Party provided that such Party remains secondarily liable under this Agreement. Notwithstanding the foregoing, either Party may assign its right to payment to a third party without the need for consent from the other Party.
d.Notices. Wherever one Party is required or permitted or required to give written notice to the other under this Agreement, such notice will be given by hand, by certified U.S. mail, return receipt requested, by overnight courier, or by fax and addressed as follows:
If to CUSTOMER:
SOLITON, Inc.
5304 Ashbrook Drive
Houston, TX 77081
Att’n: Lori Bisson CFO
Phone: 832-661-3453

If to SANMINA:	with a copy to:
SANMINA Corporation	SANMINA Corporation
2700 N. First Street	2700 N. First Street
San Jose, CA 95134	San Jose, CA 95134
Att’n: EVP, Sales	Att’n: Legal Department
Phone: (408) 964-3500	Phone: (408) 964-3500
Fax: (408) 964-3636	Fax: (408) 964-3636

All such notices shall be effective upon receipt. Either Party may designate a different notice address from time to time upon giving ten (10) days’ prior written notice thereof to the other Party.
e.Disputes/Choice of Law/Attorney's Fees. The Parties shall attempt to resolve any disputes between them arising out of this Agreement through good faith negotiations. In the event the Parties cannot resolve a dispute, the Parties acknowledge and agree that the state courts of Delaware and the federal courts located in the State of Delaware shall have exclusive jurisdiction and venue to adjudicate any and all disputes arising out of or in connection with this Agreement. The Parties consent to the exercise by such courts of personal jurisdiction over them and each Party waives any objection it might otherwise have to venue, personal jurisdiction, inconvenience

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

of forum, and any similar or related doctrine. This Agreement shall be construed in accordance with the substantive laws of the State of Delaware (excluding its conflicts of laws principles). The provisions of the United Nations Conventions on Contracts for the International Sale of Goods shall not apply to this Agreement. The prevailing Party shall be entitled to recover its costs and reasonable attorney’s fees from the non-prevailing Party in any action brought to enforce this Agreement.
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date, by their officers, duly authorized.

SANMINA CORPORATION	SOLITON, INC.

By: /s/ Sushil Dhiman	By: /s/ Lori Bisson

Sushil Dhiman	Lori Bisson
Typed Name	Typed Name

EVP N.A. Operations	Chief Financial Officer
Title	Title

March 6, 2020	March 6, 2020
Date	Date

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

EXHIBITS

A. PRICES AND INVENTORY TURNS
B. LONG LEAD-TIME COMPONENTS
C. CUSTOMER FURNISHED EQUIPMENT, COMPONENTS AND DOCUMENTATION

Date Finalized: __________

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

EXHIBIT A

PRICING

[***]

Sanmina: _____ Soliton: _____

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

EXHIBIT B

LONG LEAD-TIME COMPONENTS

[***]

Sanmina: _____ Soliton: _____

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

EXHIBIT C

CUSTOMER FURNISHED EQUIPMENT, COMPONENTS, AND DOCUMENTATION

[***]

Sanmina: _____ Soliton: _____

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]